Certificate No. 2017-A1

CONVERTIBLE DEBENTURE

OF

ZAZU METALS CORPORATION

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TABLE OF CONTENTS

Article 1 INTERPRETATION	6
1.1 Definitions	6
1.2 Meaning of Outstanding	8
1.3 Non-Business Days	8
1.4 Currency	9
1.5 Headings	9
1.6 Governing Law	9
1.7 Singular, Gender, Legislation, Etc.	9
1.8 Severability	9
1.9 Binding Effect	9
1.10 Time	9
Article 2 The debenture	10
2.1 Indebtedness.	10
2.2 Calculation and Payment of Interest, etc.	10
2.3 Non-Transferable	10
2.4 Prepayment	10
Article 3 CONVERSION OF DEBENTURE	11
3.1 Conversion Privilege and Conversion Price	11
3.2 Conversion Procedure	11
3.3 No Fractional Shares	11
3.4 Adjustment to Conversion Price	12
3.5 Certificate as to Adjustment	14
3.6 Reclassifications, Reorganizations, etc.	14
3.7 Notice to Debentureholder of Certain Events	14
3.8 Legend on Share Certificate Issued upon Conversion	15
3.9 Cancellation of Debenture	15
Article 4 Security interest and subordination	15
4.1 Security Interest	15
Article 5 Covenants of the Corporation	15
5.1 Representations and Warranties	15
5.2 General Covenants	18
Article 6 Default and Enforcement	20
6.1 Acceleration of Maturity on Default	20
6.2 Waiver of Default	21
6.3 Remedies Cumulative	21
Article 7 Consolidation and Amalgamation	21
7.1 Successor Corporation	21
7.2 Successor to Possess Powers of the Corporation	22
Article 8 Notices	22
8.1 Notice	22
Article 9 Supplement to Debenture	23
9.1 Supplement to Debenture	23
Article 10 Satisfaction and Discharge	23
10.1 Discharge	23

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UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 27, 2017.

THE SECURITIES REPRESENTED HEREBY, OR THAT MAY BE ACQUIRED UPON CONVERSION HEREOF, (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED, EXCHANGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION OF SUCH SECURITIES UNDER THE ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

series a CONVERTIBLE debenture

ZAZU METALS CORPORATION

(a company existing under the federal laws of Canada)

SERIES A CONVERTIBLE DEBENTURE DUE April 26, 2019

WHEREAS the Holder has agreed to subscribe for the Debenture issued by the Corporation;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

Article 1
INTERPRETATION

1.1              Definitions

In this Debenture, unless something in the subject matter or context is inconsistent therewith:

"Arrangement Agreement" means the arrangement agreement dated April 26, 2017 between the Corporation and the Holder;

"Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in Toronto, Ontario;

"Change of Control" means, other than in connection with the transaction with the Holder contemplated in the Arrangement Agreement, where any person, including a group acting jointly or in concert, acquires or becomes the beneficial owner of, or a combination of persons acting jointly or in concert acquire or become the beneficial owner of, either directly or indirectly, more than fifty (50) percent of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

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"Common Shares" or "Shares" means the common shares of the Corporation as such shares were constituted on the date hereof and shares of any other class resulting from the reclassification or change of such Shares;

"Conversion Price" means the price per Common Share at which the portion of the Principal Sum outstanding under this Debenture shall from time to time be convertible into Common Shares, being $0.22 per Common Share;

"Corporation" means Zazu Metals Corporation, a corporation existing under the federal laws of the Canada and its successors and assigns;

"Credit Documents" means collectively, the Debenture, the Security Agreement, and any other loan or security document relating hereto;

"Debenture," the "Debenture," "herein," "hereby," "hereof," "hereto," "hereunder" and similar expressions mean or refer to this interest bearing and secured series A convertible debenture and any debenture, deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof;

"Date of Issue" means the date as of which this Debenture is issued;

"Director" means a director of the Corporation for the time being, and reference without more to action by the Directors means action by the Directors as a board or, whenever duly empowered, by the executive committee of the board;

"Event of Default" means any of the events specified in Article 6 hereof;

"Holder" or "Debentureholder" has the meaning set out in Section 2.1;

"Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law;

“Material Adverse Effect” means:

(a)	a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), or prospects of the Corporation;
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(b)	an adverse effect on the legality, validity, or enforceability of the Debenture that could reasonably be considered material (including the validity, enforceability, perfection, or priority of any Lien created or intended to be created under any Credit Document that could reasonably be considered material);
(c)	an adverse effect on the right, entitlement, or ability of the Corporation to pay or perform any of its obligations under any Credit Document that could reasonably be considered material; or
(d)	an adverse effect on the Holder’s right, entitlement, or ability to enforce any of the obligations of the Corporation that could reasonably be considered material or to exercise or enforce any of its rights, entitlements, benefits, or remedies under any Credit Document.

"Maturity Date" means April 26, 2019;

"Person" means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

"Principal Sum" shall be the principal amount owing hereunder from time to time, which shall initially be $1,500,000;

"Property" means, with respect to any Person, all or any portion of that Person's undertaking, property and assets, both real and personal, including, for greater certainty, any share in the capital of a corporation or ownership interest in any other Person;

"Security Agreement" means the general security agreement dated the Date of Issue between the Corporation and the Holder creating a first ranking security interest in all of the present and after-acquired Property of the Corporation;

"Secured Assets" shall have the meaning ascribed to such term in Section 4.1;

"TSXV" means the TSX Venture Exchange;

1.2              Meaning of Outstanding

This Debenture shall be deemed to be outstanding until it is cancelled or delivered to the Corporation for cancellation and money for the payment thereof has been set aside, provided that:

(1)	where a new Debenture has been issued in substitution for a Debenture that has been mutilated, lost, stolen or destroyed, only one of such Debentures shall be counted for the purpose of determining the aggregate principal amount of Debenture outstanding; and
(2)	if this Debenture shall have been partially converted, redeemed or purchased it shall be deemed to be outstanding only to the extent of the unredeemed, or unpurchased part of the Principal Sum.

1.3              Non-Business Days

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Whenever any payment to be made hereunder shall be stated to be due, any period of time would begin or end, any calculation is to be made or any other action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment, period of time, or other action shall be taken on the next succeeding Business Day and an extension of time shall be included for the purposes of computation of interest thereon. Any payment made after 3:00 p.m. (Vancouver time) on a Business Day shall be deemed to be made on the following Business Day.

1.4              Currency

All references to currency herein are to lawful money of the United States of America and all payments towards the Principal Sum shall be made in such currency.

1.5              Headings

The headings of all the Articles and Sections hereof and the table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.6              Governing Law

This Debenture shall be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

1.7              Singular, Gender, Legislation, Etc.

Words importing the singular number only include the plural and vice versa, words importing any gender include any other gender and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and any reference to any statute or other legislation shall be deemed to be a reference to such legislation as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.8              Severability

If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed.

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1.9              Binding Effect

This Debenture and all of its provisions shall enure to the benefit of the Holder, its successors and assigns, and shall be binding upon the Corporation and its successors and permitted assigns. The expression the "Holder" as used herein shall include the Holder's assigns whether immediate or derivative

1.10          Time

Time shall be of the essence of this Debenture.

Article 2
The debenture

2.1              Indebtedness.

The Corporation, for value received, and in consideration of the premises hereby acknowledges itself indebted and promises and covenants to pay to SOLITARIO EXPLORATION & ROYALTY CORP., the registered holder hereof for the time being (the "Holder"):

(1)	the Principal Sum on the Maturity Date or sooner upon the occurrence of an Event of Default or upon such other date as specified herein at the principal office of the Holder in the city of Wheat Ridge, Colorado;
(2)	interest on any monies owing by the Corporation to the Holder hereunder, all as specifically calculated hereunder; and
(3)	all other monies which may be owing by the Corporation to the Holder pursuant to this Debenture.
2.2	Calculation and Payment of Interest, etc.

The Corporation shall pay interest on that portion of the Principal Sum outstanding from time to time from the date hereof up to and including the date of payment of the Principal Sum at the rate of 5% per annum (simple interest not compounded), in like money at the said place, calculated and payable quarterly in arrears (less any tax required by law to be deducted).

2.3              Non-Transferable

This Debenture shall be non-transferable.

2.4              Prepayment

(1)	Subject to Section 2.4(2), the Corporation shall have the right to prepay any outstanding Principal Sum or accrued and unpaid interest thereon by providing the Holder with a minimum of 10 Business Days prior written notice during which time the Holder shall have the right to exercise its conversion privilege pursuant to Article 3.

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(2)	If the Corporation terminates the Arrangement Agreement pursuant to Section 6.1(d)(i) of the Arrangement Agreement, the Corporation shall no longer have the right to prepay any outstanding Principal Sum or accrued and unpaid interest thereon, provided that the prepayment right provided for in Section 2.4(1) hereto shall be reinstated if:
(i)	such Superior Proposal is not completed; or
(ii)	the Holder does not convert the Principal Sum in full prior to the completion of such Superior Proposal.

Article 3
CONVERSION OF DEBENTURE

3.1              Conversion Privilege and Conversion Price

Subject to and upon compliance with the provisions of this Article 3, the Debenture or any portion of the Principal Sum which is $1,000 or an integral multiple of $1,000 may, at the option of the Holder, at any time up to, but not after, the close of business on the last Business Day immediately prior to the Maturity Date be converted into Common Shares at the Conversion Price.

3.2              Conversion Procedure

(1)	In order to exercise the conversion privilege, the Holder will provide written notice (the "Conversion Notice") to the Corporation stating that the Holder elects to convert such Debenture or a stated portion of the Principal Sum, constituting an integral multiple of $1,000, into Common Shares. The Conversion Notice shall constitute a contract between the Holder and the Corporation. The Holder upon conversion agrees that the Corporation will be automatically released of all liability thereon or from all liability with respect to that portion of the Principal Sum converted, as the case may be. The date of the Conversion Notice is herein referred to as the "Date of Conversion" of such Debenture.
(2)	As promptly as practicable after the Date of Conversion, the Corporation shall issue or cause to be issued and deliver to the Holder certificate(s) in the name of the Holder of the Debenture for the number of Common Shares deliverable upon the conversion of such Debenture (or specified portion thereof). Such conversion shall be deemed to have been effected immediately prior to the close of business on the Date of Conversion.
(3)	The Common Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the Date of Conversion or such later date as such holder shall become the holder of record of such Common Shares pursuant to this Section 3.2.

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(4)	Upon surrender to the Corporation of any Debenture which is to be converted in part only, the Holder thereof shall be entitled to receive, without expense to the Holder, one or more Debentures for the unconverted portion of the Principal Sum of the Debenture so surrendered.

3.3              No Fractional Shares

Notwithstanding anything herein contained, the Corporation shall in no case be required to issue fractional Common Shares upon the conversion of any Debenture. If any fractional interest in a Common Share would, except for the provisions of this Section 3.3, be deliverable upon the conversion of any Debenture, the aggregate number of Common Shares to which such holder shall be entitled shall be rounded down to the nearest whole number if the fraction is less than 0.5 and rounded up to the nearest whole number if the fraction is 0.5 or greater.

3.4              Adjustment to Conversion Price

The Conversion Price shall be subject to adjustment from time to time as follows:

(1)	If and whenever at any time the outstanding Common Shares of the Corporation shall be subdivided, redivided or changed into a greater or consolidated into a lesser number of shares or reclassified into different shares, the Holder who has not exercised his right of conversion prior to the effective date of such event shall be entitled to receive and shall accept, upon the exercise of such right at any time on such effective date or thereafter, in lieu of the number of Common Shares to which he was theretofore entitled upon conversion, the aggregate number of Common Shares of the Corporation that such Debentureholder would have been entitled to receive as a result of any such event had he been the registered holder of the number of common shares to which he was theretofore entitled upon conversion.
(2)	In case the Corporation shall fix a record date for the issuance of additional Common Shares (or securities convertible into additional Shares) to the holders of all or substantially all of its outstanding Common Shares by way of a stock dividend or otherwise (other than an issue of additional Common Shares to holders of Common Shares who have elected to receive dividends in Common Shares in lieu of receiving cash dividends paid in the ordinary course), the Conversion Price shall be adjusted immediately after the record date for such stock dividend. The Conversion Price shall be adjusted by multiplying the current Conversion Price in effect on such record date by a fraction of which the numerator shall be the total number of Common Shares outstanding on the record date and of which the denominator shall be the total number of Common Shares outstanding on the record date plus the number of additional Common Shares which shall result from such issuance (assuming for this purpose that all additional Common Shares issuable upon the exercise of the conversion rights of the securities convertible into additional Common Shares had been issued).

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(3)	In case the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them to subscribe for or purchase additional Common Shares or shares of any other class of the Corporation or securities convertible into Common Shares or shares of any other class of the Corporation, and if such issuance has or is likely to have a material adverse effect on the conversion privilege or right of the Debentureholder hereunder, then the Conversion Price shall be adjusted appropriately as determined by the Directors, acting reasonably. If all such rights, options or warrants are not so issued or if all such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed, and the Conversion Price shall be further adjusted as aforesaid based upon the number of additional Common Shares (or securities convertible into additional Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.
(4)	No adjustments of the Conversion Price shall be made pursuant to Sections 3.4(2) or 3.4(3) if the Holder is permitted (with the prior written consent of the TSXV) to participate in such issuance by way of stock dividend or in the issue of such options, rights or warrants or such distribution, as the case may be, as though and to the same effect as if it had converted its Convertible Debenture into Common Shares prior to the applicable record date or effective date for such issuance by way of stock dividend or the issue of such options, rights or warrants or such distribution, as the case may be.
(5)	In any case in which this Article shall require that an adjustment to the Conversion Price shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holder converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event and (ii) paying to the Holder cash in lieu of any fractional interest to which he is entitled pursuant to Section 3.3. Notwithstanding the foregoing, the Corporation shall deliver to the Holder an appropriate instrument evidencing the Holder's rights to receive such additional Common Shares and such cash upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on or after the Date of Conversion.

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(6)	The adjustments provided for in this Section 3.4 are cumulative and shall be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made in any case in which the resulting increase or decrease in the Conversion Price would be less than one percent of the then prevailing Conversion Price. Any adjustment that would otherwise have been required to be made, but for the minimum percentage threshold, shall be carried forward and made at the time of and together with the next subsequent adjustment to the Conversion Price which, together with any and all such adjustments so carried forward, shall result in an increase or decrease in the Conversion Price by not less than one percent.

3.5              Certificate as to Adjustment

The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment in the Conversion Price, prepare an Officers' Certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated and the method of calculation and the facts relied upon in making such calculation. The Corporation shall forthwith give notice, in the manner specified in Section 8.1, of such adjustment to the Holder, which notice shall specify the Conversion Price after such adjustment and the event requiring such adjustment.

3.6              Reclassifications, Reorganizations, etc.

In case of any amalgamation of the Corporation with, or merger of the Corporation into, any other corporation with the result that the Corporation ceases to exist in its present capacity, or in case of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation, the successor Corporation or holder of the Corporation's assets as the case may be shall give notice in the manner specified in Section 8.1 to the Debentureholder. Such notice shall confirm that the Holder shall have the right to convert the Debenture into the kind and amount of shares and other securities and property receivable upon such amalgamation, merger or sale by a holder of the number of Common Shares into which such Debenture might have been converted immediately prior to such event. Such notice shall confirm adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section shall similarly apply to successive amalgamations, mergers, sales, transfers or other dispositions.

3.7              Notice to Debentureholder of Certain Events

In the event that

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(1)	any of the events referred to in subparagraphs 3.4(1), 3.4(2), 3.4(3), or 3.6 shall occur; or
(2)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall give notice, in the manner specified in Section 8.1, to the Debentureholder, of the action proposed to be taken and the date on which the books of the Corporation shall close or a record shall be taken for such event. The Corporation shall only be required to specify in such notice such particulars of such action as shall have been fixed and determined at the date on which such notice is given. Such notice shall also specify the date as of which the holder of Debentures and Common Shares of record shall participate in such event, or shall be entitled to exchange their Debenture or Common Shares for securities or other property deliverable upon such event. Such written notice shall be given not less than seven (7) Business Days prior to the record date or the date on which the Corporation's transfer books are to be closed with respect thereto.

3.8              Legend on Share Certificate Issued upon Conversion

The Holder acknowledges that, if the Holder provides a Conversion Notice prior to August 27, 2017, the certificate(s) representing the Common Shares issued upon the conversion shall bear a legend as follows:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 27, 2017.”

In addition, the Holder acknowledges that the certificate(s) representing the Common Shares issued upon conversion shall bear the following legend:

"THE SECURITIES REPRESENTED HEREBY, OR THAT MAY BE ACQUIRED UPON CONVERSION HEREOF, (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED, EXCHANGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION OF SUCH SECURITIES UNDER THE ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

3.9              Cancellation of Debenture

A Debenture surrendered for conversion in full shall be cancelled by the Corporation and no Debenture shall be issued in substitution therefor.

Article 4
Security interest and subordination

4.1              Security Interest

As general and continuing security for the due payment of the Debenture by the Corporation to the Holder, the Holder shall enter into the Security Agreement, constituting a Lien on all of the present and future Property of the Corporation (the "Secured Assets"). Such Lien shall be a first charge, subject only to those permitted encumbrances, if any, set out in the Security Agreement executed and delivered by the Corporation to the Holder.

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Article 5

Covenants of the Corporation

5.1              Representations and Warranties

The Corporation makes the following representations and warranties to the Holder, and acknowledges and confirms that the Holder is relying upon these representations and warranties.

(1)	The Corporation has been duly incorporated, amalgamated, merged, or continued, as the case may be, and is validly subsisting under the laws of its jurisdiction of formation, amalgamation, merger, or continuance, as the case may be, and is duly qualified to carry on its business in each jurisdiction in which the nature of its business requires qualification.
(2)	The Corporation has the power and authority to enter into, and to exercise its rights and perform its obligations under, each Credit Document to which it is a party and all other instruments and agreements that it delivers under any Credit Document, and to own its property and carry on its business as currently conducted and as currently proposed to be conducted by it.
(3)	The execution, delivery, and performance of each of the Credit Documents to which the Corporation is a party, and every other instrument or agreement that it delivers under any Credit Document, has been duly authorized, and each such document has been duly executed and delivered.
(4)	None of the execution or delivery of, the consummation of the transactions contemplated in, or compliance with the terms, conditions, and provisions of any of the Credit Documents, any of the agreements or documents delivered in connection the Credit Documents, or any of the agreements by the Corporation (i) conflicts with or will conflict with, results in or will result in any breach of, or constitutes a default under, or contravention of any applicable law, organizational document, material contract, or material licence, (ii) results or will result in the creation or imposition of any Lien upon any of its Property (other than in favour of the Holder).
(5)	The Corporation has obtained, made, or taken all consents, approvals, authorizations, declarations, registrations, filings, notices, and other actions required in connection with the execution and delivery by it of each of the Credit Documents to which it is a party and the consummation of the transactions contemplated in the Credit Documents.
(6)	This Debenture and the other Credit Documents have been duly executed and delivered and constitute legal, valid, and binding obligations of the Corporation (with regard to each agreement or instrument to which it is a party) enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, moratorium, or insolvency laws or similar laws affecting creditors’ rights generally and by general equitable principles.

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(7)	Except as disclosed to the Holder, the Corporation has duly and timely filed, or caused to be duly and timely filed, all material tax returns relating to taxes required to be filed by it with the appropriate governmental authority. The Corporation has duly and timely paid all taxes that are due and payable by it, except for taxes that are not material in amount or that are being contested diligently and in good faith through appropriate proceedings. The Corporation has made adequate provision in its financial statements or its books and records, as applicable, for the payment of all material taxes that it owes. There is no material inquiry, action, suit, dispute, objection, appeal, investigation, audit, claim, or other proceeding either in progress, pending, or to the knowledge of the Corporation threatened by any governmental authority regarding any taxes or tax returns. The Corporation has not requested, offered to enter into, entered into any agreement or arrangement, or executed any waiver providing for any extension of time within which the Corporation is required to pay, remit, or collect any taxes, file any tax returns, or under which any governmental authority may assess, reassess, or collect taxes for which the Corporation is or may be liable.
(8)	The Corporation is not subject to any judgment, order, writ, injunction, decree, or award, or to any restriction, rule, or regulation (other than customary or ordinary course restrictions, rules, and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) that has not been stayed or for which enforcement has not been suspended, which has a Material Adverse Effect on the Corporation, its Property, or its business.
(9)	There are no actions, suits, or proceedings pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or the Property of the Corporation.
(10)	The Corporation has disclosed to the Holder all contingent liabilities as at the date hereof, and as at the date hereof it has not incurred any debt which is not disclosed on or reflected in the financial statements provided to the Holder, other than debt or contingent liabilities incurred by it or credit extended to it in the ordinary course of business after the date of such financial statements.
(11)	The Corporation has good and marketable title to all of its material Property, in each case subject to no Liens (other than in favour of the Holder).
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(12)	The Corporation has not violated or failed to comply with any applicable law applicable to its business, except where such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect. The Corporation has not received any notice to the effect that, or has otherwise been advised that, it is not in compliance with any applicable law and the Corporation does not know of any currently existing circumstances that are likely to result in the violation of any applicable law, the non-compliance or violation of which could reasonably be expected to have a Material Adverse Effect.

(13)	No Event of Default has occurred and no event has occurred that (with the giving of notice, the lapse of time, or both) would constitute an Event of Default. The Corporation is not in default under any agreement, guarantee, indenture, or instrument to which it is a party or by which it is bound, the breach of which could reasonably be expected to cause a Material Adverse Effect or affect its ability to perform any of its obligations under any Credit Document to which it is a party.
(14)	All information provided by or on behalf of the Corporation to the Holder for purposes of, or in connection with, any Credit Document or any other transaction contemplated by this Debenture (including any information provided in the future) is or will be true and accurate in all material respects as of the date on which that information is dated or certified and not incomplete by omitting to state any material fact necessary to make that information not misleading at that time in light of the then-current circumstances. There is no fact now known to the Corporation that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.2              General Covenants

The Corporation hereby covenants that, so long as this Debenture is in force and except as otherwise permitted with the Holder's prior written consent:

(1)	it will duly and punctually pay to the Holder the Principal Sum, the interest thereon and all other sums payable hereunder on the dates and at the places, and in the manner provided for herein;
(2)	it will at all times maintain its corporate existence; will carry on and conduct, and will cause to be carried on and conducted, its business in a proper, efficient and businesslike manner and in accordance with good business practice;
(3)	it will at all times reserve and keep available out of its authorized but unissued capital such number of Common Shares as shall from time to time be sufficient to effect the conversion of this Debenture;
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(4)	it will fully and effectually maintain and keep maintained the security granted to the Holder as a valid and effective first charge at all times;
(5)	it will do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed under or by virtue of any lease agreement, joint venture agreement, license, or other contract, so long as the same is, in the opinion of the directors of the Corporation, of commercial value, in order to preserve, protect and maintain the rights of the Corporation, and will not suffer or permit any default for which any such lease, agreement, joint venture agreement, license, or contract might be terminated or for which any other party thereto might be relieved of any of its obligations thereunder or for which any obligations of any such party might be reduced;
(6)	it will not sell or otherwise dispose of by conveyance, transfer, lease or otherwise any of its assets or undertaking;
(7)	it will promptly provide the Holder with all information normal for an investment of this type that the Holder reasonably requests from time to time concerning its financial condition and Property;
(8)	it will permit the Lender’s representatives, during normal business hours and from time to time upon reasonable notice, to inspect any of its Property, to examine and take extracts from its financial books, accounts, and records (including accounts and records stored in computer data banks and computer software systems), and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors;
(9)	it will pay or discharge, or cause to be paid or discharged, before they become delinquent, all taxes that are due and payable by it, all lawful claims for labour, materials, and supplies, all required payments under any of its debt, and all other obligations;
(10)	it will promptly notify the Holder of any Event of Default;
(11)	it will promptly notify the Holder of any Material Adverse Effect that would apply to it or any event or circumstance that is likely to give rise to a Material Adverse Effect;
(12)	it will promptly notify the Holder of the occurrence or threatened occurrence of any litigation, dispute, arbitration, proceeding, or other circumstance the result of which, if determined adversely, would be a judgement or award against it in excess of $50,000, or would result in a Material Adverse Effect to it, and from time to time will provide the Holder with all information that the Holder requests concerning any such proceeding;
(13)	it will promptly pay all reasonable fees and disbursements that the Holder incurs or pays in connection with the enforcement (including any workouts in connection with or in lieu of any enforcement) of the Credit Documents (including all court costs and all reasonable fees and disbursements of lawyers, auditors, consultants, and accountants);

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(14)	it will not change its name without providing the Holder with 30 days’ prior written notice;
(15)	other than in connection with (i) the proposed transaction contemplated by the Arrangement Agreement or (ii) a Superior Proposal as such term is defined in the Arrangement Agreement it will not consolidate, amalgamate, or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up, or dissolve itself, or permit any liquidation, winding-up, or dissolution;
(16)	it will not amend any of its organizational documents in a manner that would be prejudicial to the Holder’s interests under the Credit Documents; and
(17)	it will, prior to the Issue Date, provide the Holder with evidence that it has made all necessary filings in order to perfect the security interest created by the Security Agreement against the Corporation and its Property.

Article 6
Default and Enforcement

6.1              Acceleration of Maturity on Default

Each of the following shall constitute an event of default (hereinafter referred to as an "Event of Default"):

(1)	if the Corporation does not pay when due any amount of the Principal Sum or interest or other amount payable by it under the Debenture at the place and in the currency in which such amount is expressed to be payable;
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(2)	if the Corporation makes a general assignment for the benefit of creditors; or any proceeding is instituted by it seeking relief as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or for an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver or trustee, or other similar official for it or for any substantial part of its properties or assets; or any corporate or partnership action is taken to authorize any of the actions referred to in this Section 6.1(2);
(3)	if any proceedings are instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties or assets;
(4)	if any proceedings with respect to the Corporation are commenced under the Companies' Creditors Arrangement Act (Canada);
(5)	if the Corporation takes any corporate proceedings for its dissolution, liquidation or amalgamation with any other company or if the corporate existence of the Corporation shall be terminated by expiration, forfeiture or otherwise, or if the Corporation ceases or threatens to cease, to carry on all or a substantial part of its business;
(6)	if the Corporation defaults in the performance or observance of any term, condition, covenant, representation or warranty contained in any of the Credit Documents;
(7)	a Change of Control occurs; or
(8)	if a Material Adverse Effect occurs.

Should an Event of Default occur, the Debentureholder may in its sole discretion declare the Principal Sum and any accrued interest thereon of this Debenture to be due and payable on demand, and the same shall forthwith become immediately due and payable. Notwithstanding anything herein contained to the contrary, the Corporation shall, on such demand, forthwith pay to the Debentureholder, the Principal Sum and any accrued interest thereon of this Debenture. Such payment when made shall be deemed to have been made in discharge of the Corporation's obligations hereunder.

6.2              Waiver of Default

The Holder shall have the power to waive any default or to cancel any declaration made by the Holder upon such terms and conditions as the Debentureholder shall prescribe.

6.3              Remedies Cumulative

No remedy herein conferred upon or to the Debentureholder is intended to be exclusive of any other remedy, but each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

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Article 7

Consolidation and Amalgamation

7.1              Successor Corporation

Except in connection with a transaction that is a Superior Proposal, as defined in the Arrangement Agreement, in which case this Section 7.1 shall not apply, the Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a "successor corporation") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless prior to or contemporaneously with the consummation of such transaction, the Holder's written consent has been obtained and, the Corporation and the successor corporation shall have executed such instruments and done such things as, in the opinion of the Holder's solicitor, are necessary or advisable to establish that upon the consummation of such transaction:

(1)	the successor corporation will have assumed all the covenants and obligations of the Corporation under this Debenture; and
(2)	this Debenture will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Debentureholder under this Debenture.

7.2              Successor to Possess Powers of the Corporation

Whenever the conditions of Section 7.1 hereof shall have been duly observed and performed, the successor corporation shall possess and from time to time may exercise each and every right and power of the Corporation under this Debenture in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any Director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

Article 8
Notices

8.1              Notice

Any notice by one party to the other party under the provisions hereof shall be valid and effective if delivered, sent by e-mail or mailed by prepaid registered mail to the other party at:

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In the case of the Corporation:

Zazu Metals Corporation.
Suite 500 Park Place
666 Burrard Street

Vancouver, British Columbia
V6C 3P6

Attention: Gil Atzmon, CEO
E-mail: gilatzmon@zazumetals.com

In the case of the Holder:

Solitario Exploration & Royalty Corp.
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 8003

Attention: Chris Herald, CEO
E-mail: cherald@aol.com

and, subject as provided in this Section 8.1, shall be deemed to have been given at the time of delivery or sending by facsimile or electronic transmission or on the tenth Business Day after mailing. Any delivery made or facsimile or electronic transmission sent on a day other than a Business Day or after 4:00 p.m. (Vancouver time) on a Business Day, shall be deemed to be received on the next following Business Day. In the case of disruption in postal services, any notice shall be delivered or sent by facsimile or electronic transmission. Either party may from time to time notify the other party of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such party giving notice for all purposes of this Debenture.

Article 9
Supplement to Debenture

9.1              Supplement to Debenture

From time to time the Corporation shall, when so directed by the Holder, execute, acknowledge and deliver by their proper officers deeds or instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(1)	making such provisions not inconsistent with this Debenture as may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the Debenture which do not affect the substance thereof and which provisions and modifications will not, in the opinion of the Holder's solicitor, be prejudicial to the interests of the Debentureholder;
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(2)	evidencing the succession or the successive successions of other corporations to the Corporation and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Debenture; and
(3)	for any other purpose not inconsistent with the terms of this Debenture.

The Corporation may correct any typographical or other manifest errors in this Debenture, provided that in the opinion of the Holder's solicitor such corrections will not prejudice the rights of the Debentureholder hereunder and may execute all such documents as may be necessary to correct such errors.

Article 10
Satisfaction and Discharge

10.1          Discharge

Upon the Principal Sum and interest (including interest on amounts in default, if any) on this Debenture and all other money payable hereunder having been paid or satisfied, the Debentureholder shall, at the request of the Corporation, release and discharge this Debenture. Upon such request, the Debentureholder shall execute and deliver such instruments as it shall be advised by the Corporation's counsel are requisite to release the Corporation from its covenants herein contained.

IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its Chief Executive Officer as of the Date of Issue, being April 26, 2017.

ZAZU METALS CORPORATION
Per:
Name: Gil Atzmon Title: Chief Executive Officer
I have authority to bind the Corporation

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